Exhibit (a)(2)(ii)

FIRST AMENDMENT TO THE

AMENDED AND RESTATED

DECLARATION OF TRUST

OF

BofA FUNDS SERIES TRUST

WHEREAS, during a meeting of the Board of Trustees (the “Board”) of BofA Funds Series Trust (the “Trust”) held on February 27, 2013, the Board unanimously adopted resolutions to amend the Amended and Restated Declaration of Trust of the Trust, dated as of December 10, 2009 (the “Declaration of Trust”), to set retirement for a Trustee (as defined in the Declaration of Trust) at the end of the calendar year in which the Trustee becomes seventy-five (75); and

WHEREAS, Article XI, Section 1 of the Declaration of Trust permits the Board, without any shareholder vote, to amend the Declaration of Trust, subject to certain conditions;

NOW, THEREFORE, Article IV, Section 4 of the Declaration of Trust is amended by deleting the section in its entirety and replacing it with the following:

No person shall be qualified to stand for election or appointment as a Trustee if such person has already reached the age of 75.  Each Trustee shall retire from service on the Board no later than the end of the calendar year in which such Trustee reaches age 75, provided that any Trustee may continue to serve for successive annual periods thereafter upon the vote of a majority of the other Trustees.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has signed this Amendment to the Declaration of Trust as of the date first written above.

By:	/s/ Marina Belaya

Name:	Marina Belaya
Title:	Secretary